Exhibit 10.4

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked “[*]” in this document; they have been filed separately with the Commission.

March 26, 2013

Globalstar Canada Satellite Co. ("Globalstar Canada")

115 Matheson Boulevard West, Suite 100

Mississauga, Ontario, .LSR 3L1

Canada

Globalstar, Inc., ("G1obalstar, Inc.")

300 Holiday Square Blvd.

Covington, Louisiana 70433

Attention: Mr. Jay Monroe

Ref:	Contract Number GINC-C-08.0390 ("Contract') between Globalstar Canada, and Hughes Network Systems, LLC ("Hughes"), .as amended; Letter Agreement, dated March 21, 2011, as amended on Oct 14, 2011 and December 30, 2011 and March 30, 2012 and June 26, 2012 and December 20, 2012 (the "Letter Agreement")

Dear Jay:

This letter memorializes the recent discussions regarding certain milestone payments due and payable to Hughes under the Contract and reflects the parties' further understandings and agreements in respect of the Letter Agreement. The Specified Amount currently owing from Globalstar Canada to Hughes (excluding accrued interest) is $17,581,729, which includes the remaining $8,304,486 of the April 2011 milestone payment and-the full amount of the July 2011 milestone payment The deadline stated in the Letter Agreement for repayment of the Specified Amount is the earlier of release of funds under [*] and June 29, 2011 (such earlier date, the "Due Date").

The parties hereby agree to further amend the Letter Agreement as follows:

•	Globalstar Canada agrees to pay to Hughes the $750,000 that was due and payable to Hughes on March 15, 2013 (referred to herein as "Installment Payment #2") no later than. April 30, 2013.

•	Globalstar Canada further agrees to pay to Hughes an additional $1,000,000 in three installments, as follows: i) $333,000 no later than April 30, 2013 ("April Installment Payment"); ii) $333,000 no later than May 30, 2013 ("May Installment Payment"); and iii) $334,000 no later than June 27, 2013 ("June Installment Payment"). All such payments shall be credited against the April 2011 milestone payment and upon receipt of each such payment, the Specified Amount shall be reduced by the amount paid,

Mr. Jay Monroe

March 6, 2013

•	Provided that Hughes receives both Installment Payment #2 and the April Installment Payment no later than April 30, 2013, the Due Date for repayment of the Specified Amount shall be extended to the earlier of release of funds under [*] and June 15, 2013.

•	Provided that Hughes receives both Installment Payment #2 and the April. Installment Payment no later than April 30, 2013 and receives the May Installment Payment no later than May 30, 2013 and June Installment Payment no later than June 27, 2013, the Due Date for repayment of the Specified Amount shall be further extended to the earlier of release of funds under [*] and June 28, 2013.

•	Upon each extension of the Due Date as specified above, the dates specified in Paragraphs 3 of the Letter Agreement shall be extended to the then-current Due Date, and the associated dates referenced in Paragraph 5 of the letter Agreement shall be adjusted to the corresponding days in May 2013 alter payment of Installment Payment ii2 and the April Installment Payment and. July 2013 after payment of the May Installment Payment and-June Installment Payment, respectively,

•	Prior to payment of the entire Specified Amount being made to Hughes, neither Globalstar, Inc. nor Globalstar Canada shall pay, or cause to be paid, directly or indirectly, any amount in respect of capital expenses related to new capital projects not currently contracted for, or capital projects previously contracted for other than i) the project for the. manufacture and launch, together with related insurance, of the satellites (the "Satellites") already manufactured by Thaler, or for which an order has been placed as of October 14, 2011, pursuant to the Amended and Restated Contract between Globalstar Inc. and Thales Alenia Space France dated June 3, 2009 and ii) projects for the development and supply ground network infrastructure to be used with the Satellites under orders placed prior to October 14, 2011 or under orders valued at no more than $1.5 million.

•	Except as amended herein, all terms and conditions of the Letter Agreement and Contract shall remain in full force and effect, In the event of a discrepancy between the terms and conditions contained in this Letter Agreement, as amended, and those contained in the contract, the terms and conditions contained in this Letter Agreement, as-amended, shall prevail.

In light of the extensions contemplated by this letter, the parties agree to revise the program milestones set forth in Exhibit A of the Contract and the payment milestones set forth in. Exhibit C of the Contract, Notwithstanding anything to the contrary in the Contract, until such time as the Specified Amount has been paid to Hughes and the parties have agreed on revised program milestones and payment milestones, Hughes shall not be required to order any hardware and in r aria's or deliver any test or production units under the Contract.

We would appreciate the .acknowledgement of Globalstar Canada's and Globalstar, Ines agreement to this letter by .having a duly authorized representative of Globalstar Canada and Inc. sign in the respective signature blocks below.

Sincerely,

/s/ Dean A. Manson

Dean A. Manson

Executive Vice President,

General Counsel And. Secretary

Mr. Jay Monroe

March 6, 2013

AGREED AND ACCEPTED BY:

GLOBALSTAR CANADA SATELLITE CO.	GLOBALSTAR, INC.

/s/ Stephen Drew	/s/ James Monroe III
Signature	Signature

Stephen Drew	James Monroe III
Name	Name

Treasurer	CEO
Title	Title

March 22, 2013	March 27, 2013
Date	Date